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EXHIBIT 99.1


After 10 days of around-the-clock sessions, company and ALPA bargaining unit negotiators were unable to reach an agreement on a new contract by the December 15 deadline agreed to by both parties.

The negotiations followed months of preparation and nearly 10 months of earlier mid-term negotiations.

The next step for both parties is to prepare for arbitration. In that process, an impartial third-party arbitrator will listen to both sides and decide on wage rates, along with up to five items submitted by each side. The arbitrator's decisions are binding and will go into effect May 1, 2005.

Commenting on the negotiations, CEO Bill Ayer said he appreciated the efforts of all concerned to get a new contract collaboratively but expressed disappointment with the final result.

"Due to the considerable time and effort that went into this process," said Ayer, "I can only conclude there is a lack of fundamental agreement on the magnitude of change required to ensure the future viability of Alaska Airlines. Considering the industry environment today and the fact that other carriers' labor costs keep decreasing, uncertainty is not in anyone's best interests. The arbitration will achieve resolution so we can plan for the future."